Exhibit 10.1

Execution Version

SUPPLEMENTAL AGREEMENT TO
SUPPLY AND OFFTAKE AGREEMENT

This Supplemental Agreement (the “Supplemental Agreement”) to the Supply and Offtake Agreement (as defined below) is made as of October 31, 2011 (the “Effective Date”) between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Alon Refining Krotz Springs, Inc. (the “Company”), a Delaware corporation located at Hwy. 105 South, Krotz Springs, Louisiana 70750-0453 (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates a crude oil refinery located in Krotz Springs, Louisiana (the “Refinery”) for the processing and refining of crude oil and other petroleum feedstocks and the recovery therefrom of refined products;
WHEREAS, Aron and the Company are parties to that certain Amended and Restated Supply and Offtake Agreement, dated as of May 26, 2010 (as from time to time further amended, modified, supplemented and/or restated, the “Supply and Offtake Agreement”), pursuant to which Aron has agreed to procure crude oil and other petroleum feedstocks for the Company for use at the Refinery and purchase all refined products produced by the Refinery (other than certain excluded products);
WHEREAS, the Company's affiliate, Alon USA, LP (“Alon USA”) has entered into (i) that certain Pipeline Throughput and Deficiency Agreement with Sunoco Pipeline L.P., a Texas limited partnership, dated October 7, 2011 (“Supplemental T&D Agreement”), pursuant to which Alon USA has the right to transport crude oil on the Supplemental Pipeline and (ii) that certain Marine Dock Terminaling Agreement with Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, dated October 7, 2011 (the “Nederland Terminaling Agreement”), pursuant to which Alon USA has the right to certain terminaling services at the Nederland Terminal;
WHEREAS, from time to time, crude oil held by Aron in the storage tanks located at Alon USA's Refinery in Big Spring, Texas (the “Big Spring Refinery”) may be transported on the Supplemental Pipeline eastbound from the Big Spring Refinery to the Nederland Terminal for further transportation to the Refinery or westbound on the Supplemental Pipeline from the Nederland Terminal to Big Spring Refinery and, in connection therewith, Alon USA shall have assigned to Aron Alon USA's right to transport crude oil on the Supplemental Pipeline and to all terminaling services at the Nederland Terminal; and
WHEREAS, the Parties wish to agree to certain terms and conditions relating to shipments by Aron on the Supplemental Pipeline, storage of crude oil at the Nederland Terminal, movement of crude oil by the Company from the Nederland Terminal to the Refinery and other related matters, which terms and conditions shall supplement and amend the Supply and Offtake Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and the Company do hereby agree as follows:

1.	Definitions.
1.1For purposes of this Supplemental Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
“Alternate Delivery Point” means the last permanent flange of the BSR Crude Storage Tanks located at the Big Spring Refinery that connects directly to first permanent flange of the White Oil Connection.
“Average Monthly NYMEX Price” means, for any calendar month, the arithmetic average of the closing settlement prices of the trading days in the applicable calendar month on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract.
“Big Spring S&O Agreement” means that certain Amended and Restated Supply and Offtake Agreement, dated as of March 1, 2011, between Aron and Alon USA, as the same may from time to time be further amended, modified, supplemented and/or restated.
“BSR Crude Storage Tanks” mean the Crude Oil storage tanks located at the Big Spring Refinery which have been leased to Aron in connection with the Big Spring S&O Agreement.
“Eastbound Quantity” means, for any Supplemental Quantity that is an Eastbound Shipment, a quantity of Crude Oil equal to negative one (-1) times that Supplemental Quantity.
“Eastbound Shipment” means, with respect to any quantity of Supplemental Material, the shipment and transporting of such Supplemental Material commencing with the withdrawal of Crude Oil from the BSR Crude Storage Tanks through the Alternate Delivery Point and the movement of such Crude Oil through the Supplemental Injection Point (after which it shall constitute Supplemental Material) and then via the Supplemental Pipeline to the Nederland Terminal.
“Excess Quantity” means any portion of an Supplemental Quantity that, due to the application of the proration policy under the Supplemental Pipeline Tariff, may not be transported by Aron under its status as designated shipper on the Supplemental Pipeline and instead is subject to a buy/sell transaction consisting of a sale from Aron to Alon USA and a subsequent sale from Alon USA to Aron.
“Included Supplemental Facilities” means, collectively, the Supplemental Pipeline and the Nederland Terminal.

“Monthly Supplemental Quantity” means, for any calendar month, the sum of the Eastbound Quantities and Westbound Quantities injected into the Supplemental Pipeline via the Supplemental Injection Point or ejected from the Supplemental Pipeline via the Supplemental Injection Point during such month (which may be a positive or negative amount) as evidenced by the SPLP Monthly Statement.
“Nederland-Krotz Buy/Sell Confirmation” means a term buy/sell confirmation executed by and between the Company and Aron in substantially the form of Schedule A hereto subject to which the parties may enter into, from time to time, buy/sell transactions each of which consist of two transactions, with the first being a sale by Aron to the Company a quantity of Supplemental Material at the time such quantity passes the delivery point specified therein for which the Company shall arrange to transport to the Refinery and with the second being a sale by the Company to Aron, from such quantity of Supplemental Material, of the portion thereof that is actually delivered to Crude Storage Tanks at the Refinery as such quantity passes the Crude Intake Point.
“Nederland-Krotz Buy/Sell Transaction” has the meaning specified in Section 2.4(b) below.
“Nederland Terminal” means the SPMT Nederland Terminal located on the Sabine-Neches Waterway between Beaumont and Port Arthur, Texas.
“SPLP” means Sunoco Pipeline L.P.
“SPMT” means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership and an Affiliate of Sunoco.
“Supplemental Agreement” or “this Supplemental Agreement” means this Supplemental Agreement, as it may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including any schedules or exhibits hereto.
“Supplemental Deferred Portion” means an amount equal to ten percent (10%) of the product of Supplemental Step-in Price and the Supplemental Step-in Inventory.
“Supplemental Fee Letter” means that certain letter from Aron to the Company, dated of even date herewith, pursuant to which the Parties have set forth the amounts for certain fees payable hereunder.
“Supplemental Injection Point” means the first permanent flange at the inlet to the SPLP custody transfer meter on the Supplemental Pipeline at Big Spring, Texas, which is located at the connection between the White Oil Pipeline and the White Oil Connection.
“Supplemental Inventory Sales Agreement” means the purchase and sale agreement, in the form of Schedule B hereto, dated as of the date hereof, pursuant to which the Company is selling and transferring to Aron the inventory of Crude Oil owned by the Company and held in the Included Supplemental Facilities as of 11:59:59 p.m., CPT on October 31, 2011, free and clear of all liens, claims and encumbrances of any kind.
“Supplemental Material” means, at any time, all crude oil held by Aron in any of the Included Supplemental Facilities.
“Supplemental Pipeline” means the portion of the common carrier crude oil pipeline more fully described in Schedule C hereto.
“Supplemental Pipeline Tariff” means SPLP's tariffs on file with FERC containing the rates, rules and regulations governing the provision of crude oil transportation and related services on the Supplemental Pipeline (1) westbound from the Nederland Terminal to the Big Spring Refinery and (2) eastbound from the Big Spring Refinery to the Nederland Terminal, in substantially the forms attached to the Supplemental T&D Agreement.
“Supplemental Price” means, for any calendar month, Average Monthly NYMEX Price for such month.
“Supplemental Step-in Inventory” means the Definitive Transfer Date Volume as determined under the Supplemental Inventory Sales Agreement.
“Supplemental Step-in Price” means the price per Barrel of Crude Oil specified in the Supplemental Inventory Sales Agreement.
“Westbound Quantity” means, for any Supplemental Quantity that is a Westbound Shipment, a quantity of Crude Oil equal to that Supplemental Quantity.
“Westbound Shipment” means, with respect to any quantity of Supplemental Material, the shipment and transporting of such Supplemental Material westbound from the Nederland Terminal (or other points) via the Supplemental Pipeline to the Supplemental Injection Point (after which it shall be accounted for as Crude Oil under the BSR S&O Agreement rather than Supplemental Material) and then the movement of such Crude Oil via the White Oil Connection to the Alternate Delivery Point at the Crude Storage Tanks located at the Big Spring Refinery.
“White Oil Connection” means the segment of pipeline owned by Alon USA that runs between the Alternate Delivery Point at the BSR Crude Storage Tanks and the Supplemental Injection Point.
“White Oil Pipeline” means the approximately 25-mile common carrier crude oil pipeline owned by SPLP and running between the main line of the Supplemental Pipeline and the White Oil Connection.

1.2Unless otherwise defined herein, any terms defined in the Supply and Offtake Agreement shall have the same meanings when used herein. In addition, all definitions listed in Section 1.1 above are deemed incorporated into the Supply and Offtake Agreement as if set forth therein in full.

2.	Supplemental Procurement Arrangements
2.1Supplemental Quantities. From time to time, unless otherwise directed by Aron and provided no Default or Event of Default has occurred and is continuing under the Supply and Offtake Agreement, Alon USA may withdraw quantities of Crude Oil from the BSR Crude Storage Tanks through the Alternate Delivery Point for Eastbound Shipment or receive quantities of Crude Oil into the BSR Crude Storage Tanks through the Alternate Delivery Point from Westbound Shipment. In each case, the quantity of Crude Oil withdrawn or received shall be deemed to equal the quantity reported by SPLP as having been injected or ejected at the Supplemental Injection Point based on readings of SPLP's custody transfer meter (each such quantity, an “Supplemental Quantity”). Once any Crude Oil is injected into the Supplemental Pipeline, such Crude Oil shall constitute Supplemental Material for purposes hereof. Each Supplemental Quantity shall be the amount reported by SPLP, which amounts shall be reported as positive numbers and shall indicate for each Supplemental Quantity whether it is an Eastbound or Westbound Shipment.
2.2Certain Adjustments.
(a)For purposes of all monthly calculations under the Supply and Offtake Agreement,
(i)the Monthly Supplemental Quantity shall be deemed to be subject to an Included Transaction; provided that, if such Monthly Supplemental Quantity is a positive amount, such Included Transaction shall constitute an agreement by the Company to purchase Supplemental Material from Aron which shall represent a positive volume for purposes of the Supply and Offtake Agreement and if such Monthly Supplemental Quantity is negative, such Included Transaction shall constitute an agreement of Aron to purchase Supplemental Material from the Company which shall represent a negative volume for purposes of the Supply and Offtake Agreement, and in each case having a per barrel price equal to the Supplemental Price for that relevant month. The parties acknowledge that, for purposes of calculating the Aggregate Monthly Product True-up Amount in accordance with Schedule C to the Supply and Offtake Agreement, as a result of the foregoing, the Monthly Supplemental Quantity shall be added to Aggregate Product Sales for the relevant month and the Supplemental Material Product Group, so that if the Monthly Supplemental Quantity is a positive number (representing a purchase of Supplemental Material by the Company from Aron) it shall increase Aggregate Product Sales and if the Monthly Supplemental Quantity is a negative number (representing a purchase of Supplemental Material by Aron from the Company) it shall decrease Aggregate Product Sales.

(ii)the Nederland-Krotz Buy/Sell Transaction shall be deemed to result in:
(1)the aggregate Shipped Quantity for such month being subject to an Included Transaction under which Aron has sold such quantity to the Company at the applicable price specified pursuant to the Nederland-Krotz Buy/Sell Confirmation and, for purposes of the month in which such aggregate Shipped Quantity is delivered, it shall be an increase to the Aggregate Product Sales for such month for the Supplemental Material Product Group; and
(2)the aggregate Delivered Quantity for such month being subject to a Procurement Contract under which Aron has purchased such quantity from the Company at the applicable price specified pursuant to the Nederland-Krotz Buy/Sell Confirmation and, for purposes of the month in which such Delivered Quantity is delivered, it shall be an increase to Aggregate Crude Receipts for such month.
(b)For purposes of calculating Net Payments under Section 10.1 of the Supply and Offtake Agreement, the following provisions shall apply:
(i)“Adjusted Net Payment Conditions” shall consist of the following:
(1)Aron shall have determined, in its reasonable judgment based on such inventory reports and other reasonable forms of evidence as may be available, that the sum of the Supplemental Step-in Inventory and the aggregate quantity of Supplemental Material injected into the Included Supplemental Facilities following the Inventory Transfer Time under the Supplemental Inventory Sales Agreement exceeds 300,000 Barrels; and
(2)Aron shall have received the “Supplemental LC” complying with the terms and conditions specified in the Fee Letter.
(ii)Once the Adjusted Net Payment Conditions have been satisfied, and for so long as the Supplemental LC is maintained and continues to satisfy the maintenance requirements specified in the Fee letter, the determination of Weekly Supply Value under Section 10.1(c) of the Supply and Offtake Agreement shall be adjusted by including in such determination the deemed Procurement Contract referred to in Section 2.2.(a)(ii)(2) above on the same basis as all other Procurement Contracts for purposes of such determination; provided that if Aron in its reasonable judgment determines, with respect to such deemed Procurement Contracts, that Contract Nominations are deviating from actual Shipped Quantities in excess of immaterial and customary variances, then for purposes of determining the Weekly Supply Value Aron may from time to time adjust the amount of such Contract Nominations as it deems appropriate.

(iii)The parties acknowledge and agree that neither the Supplemental Material nor the Included Supplemental Facilities shall at any time be reflected in the calculation of the Net Payment.
(iv)The parties acknowledge and agree the deemed Procurement Contract referred to in Section 2.2.(a)(ii)(2) above shall be included in the determination of the Weekly Supply Value only under the terms and conditions specified above. Accordingly, at all times prior to the satisfaction of the Adjusted Net Payment Conditions and thereafter at any time at which the Supplemental LC has ceased to comply with the maintenance conditions specified in the Fee Letter, the determination of Weekly Supply Value shall be made as set forth in Section 10.1(d) of the Supply and Offtake Agreement, without including such deemed Procurement Contract as contemplated by Section 2.2(b)(ii) above.
2.3Measurements. For purposes of determining the Monthly Supplemental Quantity, Aron shall rely on the pipeline statements provided by SPLP with respect to the volumes on the Supplemental Pipeline.
2.4Shipments from Nederland Terminal to the Refinery.
(a)From time to time, the parties may enter into buy/sell transactions pursuant to the Nederland-Krotz Buy/Sell Confirmation (each, a “Nederland-Krotz Buy/Sell Transaction”), under which, in the case of each Nederland-Krotz Buy/Sell Transaction, Aron shall sell to the Company a quantity of Supplemental Material at the time it passes the delivery point specified in the Nederland-Krotz Buy/Sell Confirmation (the “Shipped Quantity”), which the Company shall thereafter arrange to transport to the Refinery, and the Company shall sell to Aron the portion of the Shipped Quantity that is delivered into the Crude Storage Tanks at the Refinery as such quantity passes the Crude Intake Point (the “Delivered Quantity”), in each case as further specified pursuant to the Nederland-Krotz Buy/Sell Confirmation. Each Shipped Quantity shall be the determined based on the reports of the Independent Inspectors or SPMT as mutually agreed between the parties. The parties acknowledge that the net payment terms specified in the Nederland-Krotz Buy/Sell Confirmation are conditioned on the requirement that Shipped Quantities be transported by the Company only to the Refinery.
(b)In connection with each Nederland-Krotz Buy/Seller Transaction, the parties shall comply with both the nomination and scheduling procedures set forth in the Nederland Terminaling Agreement (“Nederland Shipment Procedures”) and the Scheduling Protocol set forth in Schedule J to the Supply and Offtake Agreement.
(c)The Company covenants and agrees that it will take such further actions, and execute, deliver and/or file such additional agreements, instruments and documents as Aron and its Affiliates may deem necessary or appropriate to confirm and maintain the lien and security interest of Goldman Sachs Bank USA (“GS Bank”) in all Shipped Quantities and all documents of title (“Title Documents”) related thereto. If, in Aron's reasonable judgment, GS Bank does not or would not hold a perfected first priority security interest in any quantities that are intended to be Shipped Quantities and/or Title Documents that would be related thereto, then such quantities shall not be released from the storage tanks at the Nederland Terminal unless the

Company has provided to GS Bank additional credit support in form and substance satisfactory to GS Bank with respect to such quantities that the Company desires to ship.
(d)Without limiting the generality of Section 2.4(d) above, the Company covenant and agrees, with respect to each Shipped Quantity, that any bill of lading issued with respect to the further transportation by the Company of such Shipped Quantity from the docks of the Nederland Terminal (as provided in the Nederland Shipment Procedures) shall be a non-negotiable bill of lading and the Company shall be the only consignee named thereon.
2.5Title.
(a)Aron shall retain title to all Supplemental Material quantities at all times while such quantities are held in the Supplemental Pipeline or in the Nederland Terminal in connection with the Supply and Offtake Agreement or the Big Spring S&O Agreement (including without limitation any linefill transferred to Aron in connection therewith), except to the extent otherwise provided under a buy/sell transaction between Aron and Alon USA with respect to an Excess Quantity.
(b)As provided in the Nederland-Krotz Buy/Sell Confirmation, title to any Shipped Quantity shall transfer from Aron to the Company as such quantity passes the relevant delivery point provided therein and title to any Delivered Quantity shall transfer from the Company to Aron as such Supplemental Quantity or portion thereof passes the relevant delivered point as provided therein.
2.6Supplemental Annual Fee. As additional consideration for the arrangements contemplated hereby, the Company agrees to pay to Aron an annual fee for each twelve (12) month period during the Term, in the amount specified in the Supplemental Fee Letter (the “Annual Supplemental Fee”), to be paid in arrears as follows:
(a)For the period from the Effective Date through May 31, 2013, the aggregate amount due shall be the Initial Supplemental Fee Amount (as specified in the Supplemental Fee Letter) and such amount shall be paid in six equal quarterly installments on June 1, September 1, December 1 and March 1 of each year, commencing on December 1, 2011 and ending on March 1, 2013.
(b)If the Term of the Supply and Offtake Agreement extends beyond May 31, 2013, then for each three month period thereafter until the Expiration Date of the Supply and Offtake Agreement, the Company shall pay to Aron the Annual Supplemental Fee in equal quarterly installments on June 1, September 1, December 1 and March 1 of each year, and the Termination Date, commencing September 1, 2013. The Annual Supplemental Fee shall be prorated for any periods of less than a full three months.
2.7To the extent that, as of the Termination Date, Aron holds any Supplemental Material in the Supplemental Pipeline or the Nederland Terminal that it owns in connection with the Supply and Offtake Agreement or as a result of any Included Transactions or Procurement Contracts thereunder, such Supplemental Material volumes (as determined in accordance with the Volume Determination Procedures) shall be included as part of the Termination Date

Volumes and purchased by the Company in accordance with the terms of the Supply and Offtake Agreement and the Step-out Inventory Sales Agreement.
2.8The Company agrees that whether any Procurement Contract constitutes a Procurement Contract under the Supply and Offtake Agreement or the Big Spring S&O Agreement will, unless otherwise deemed appropriate based on Aron's reasonable judgment, be determined by Aron based on the whether the Crude Oil subject thereto is first delivered to an Included Supplemental Facility under the Supply and Offtake Agreement or an Included Location under the Big Spring S&O Agreement.
2.9From and after the date hereof, for all purposes of the Supply and Offtake Agreement, the Deferred Portion referred to in Section 4.3 of the Supply and Offtake Agreement shall equal the sum of (i) ten percent (10%) of the Definitive Commencement Date Value and (ii) the Supplemental Deferred Portion.
3.Supplemental Material Product Group.
3.1From and after the date hereof, and notwithstanding anything in the Supply and Offtake Agreement or any other Transaction Document to the contrary, Supplemental Material shall be treated as a separate Product and Product Group for purposes of the Supply and Offtake Agreement and such other Transaction Documents.
3.2With respect to the Supplemental Material Product Group,
(a)the initial Target Month End Product Volume for October 2011 shall be 45,000 Barrels and the Target Month End Product Volume for November 2011 shall be 300,000 Barrels;
(b)the range applicable to future Target Month End Product Volumes specified by Aron, as contemplated by Section 7.2(c) of the Supply and Offtake Agreement, shall have a minimum (net Barrels) of 300,000 and a maximum (net Barrels) of 300,000;
(c)the Pricing Benchmarks shall be as follows:
(i)Step-In Price shall be the Supplemental Step-in Price;
(ii)Weekly Price shall be not be applicable;
(iii)Short Product FIFO Price and Long Product FIFO Price shall be the Supplemental Price for the relevant month; and
(iv)Step-Out Price shall equal the arithmetic average of the closing settlement price on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract for the 4 trading days ending with and including the penultimate trading day of the month of the Termination Date.

(d)for purposes of determining the Monthly Product True-up Amount for October 2011, the Supplemental Material shall in all respects be excluded from such determination.
(e)for purposes of determining the Monthly Product True-up Amount for November 2011:
(i)the “Short Product FIFO Position” as of the end of October 2011 shall equal the lesser of (x) zero and (y) the Supplemental Step-in Inventory minus the initial Target Month End Product Volume referred to in Section 3.2(a) above;
(ii)the “Long Product FIFO Position” as of the end of October 2011 shall equal the greater of (x) zero and (y) the Supplemental Step-in Inventory minus the initial Target Month End Product Volume referred to in Section 3.2(a) above; and
(iii)the “Product FIFO Purchase Price from Prior Month” shall equal the “Step-in Price” for the Supplemental Material Product Group.
3.3The Company agrees that any removal of Supplemental Material from the Included Supplemental Facilities shall occur (i) under a Nederland Buy/Sell Transaction, (ii) via Westbound Shipment through the Supplemental Injection Point or (iii) otherwise under a separately documents arrangement expressly agreed to by Aron.
4.Amendments to the Supply and Offtake Agreement and other Transaction Documents.
4.1Section 9.2(a) of the Supply and Offtake Agreement is amended to read in its entirety as follows:
(a)As of 11:59:59 p.m., CPT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Crude Storage Tanks, the Included Supplemental Facilities and the Product Storage Tanks, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held by Aron in the Crude Storage Tanks at that time (the “Actual Month End Crude Volume”) and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks and the Included Supplemental Facilities at that time (each, an “Actual Month End Product Volume”). The Company shall notify Aron of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., CPT on the fifth Business Day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Aron by the fifteenth (15th) day after the end of such month.
4.2Schedule J (Scheduling Protocol) to the Supply and Offtake Agreement is hereby amended and restated in its entirety in the form of Schedule J attached to this Supplemental Agreement.

4.3The following terms defined in the Supply and Offtake Agreement are hereby amended in their entirety to read as follows and as so amended such terms shall apply for all purposes of the Supply and Offtake Agreement, the other Ancillary Documents and this Supplemental Agreement:
(a)“Additional Procurement Contract” means any Crude Oil purchase agreement between Aron and a Third Party Supplier entered into following the Commencement Date pursuant to Section 5.3(b), or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.
(b)“Included Transaction” means a transaction identified as such pursuant to Section 2.2(b) or such other transaction to the extent the Parties deem such transaction to be an Included Transaction for purposes hereof (which deemed transaction may include an agreement of Aron to purchase Product from the Company as well as an agreement of the Company to purchase Product from Aron).
(c)“Transaction Document” means this Agreement, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, Other Inventory Sales Agreements the Supplemental Agreement, the Nederland-Krotz Buy/Sell Confirmation and any other agreements or instruments contemplated hereby or executed in connection herewith.
(d)“Volume Determination Procedures” mean the Company's ordinary month-end procedures for determining the volumes of Crude Oil or Product held in any Storage Tank, which include manually gauging each Storage Tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two inches (it being understood that if the automated reading cannot be calibrated to be within such tolerance, the Company uses the manual gauge reading in its calculation of month-end inventory); provided that, with respect to the Included Supplemental Facilities, volume determinations shall be based on the monthly statements provided by SPLP and SPMT.
5.Certain Conditions and Obligations.
1.1The Company agrees that, with respect to the Supplemental Pipeline and the Nederland Terminal (collectively, the “Additional Locations”) it shall execute and enter into or cause Alon USA and/or other Affiliates, and all other third parties, to execute and enter into Required Storage and Transportation Arrangements in favor of Aron (as required under the Big Spring Supply and Offtake Agreement).
1.2It shall be a condition to Aron's obligations under this Supplemental Agreement that:
(a)the Required Storage and Transportation Arrangements with respect to the Additional Locations shall be been duly executed and become effective;
(b)the Company shall have executed and delivered the Nederland-Krotz Buy/Sell Confirmation; and

(c)The Company shall enter into with Aron the Supplemental Inventory Sales Agreement.
6.Rights and Obligations under the Supply and Offtake Agreement. As supplemented and amended hereby, the Supply and Offtake Agreement and all other Transaction Documents are in full force and effect. This Supplemental Agreement shall in no way limit or diminish the rights and obligations of the Parties under the Supply and Offtake Agreement.
7.Miscellaneous.
7.1THIS SUPPLEMENTAL AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER STATE.
7.2EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 26 OF THE SUPPLY AND OFFTAKE AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.
7.3Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Supplemental Agreement.
7.4If any Section or provision of this Supplemental Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Supplemental Agreement and the remaining portions of this Supplemental Agreement shall remain in full force and effect.
7.5The terms of this Supplemental Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Supplemental Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Supplemental Agreement shall not be modified or changed except by written instrument executed by the Parties' duly authorized representatives.
7.6No promise, representation or inducement has been made by either Party that is not embodied in this Supplemental Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
7.7Time is of the essence with respect to all aspects of each Party's performance of any obligations under this Supplemental Agreement.

7.8Nothing expressed or implied in this Supplemental Agreement is intended to create any rights, obligations or benefits under this Supplemental Agreement in any person other than the Parties and their successors and permitted assigns.
7.9All audit rights, payment, confidentiality and indemnification obligations and obligations under this Supplemental Agreement shall survive the expiration or termination of this Supplemental Agreement.
7.10This Supplemental Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
7.11All transactions hereunder are entered into in reliance on the fact this Supplemental Agreement and all such transactions constitute a single integrated agreement between the parties, and the parties would not have otherwise entered into any other transactions hereunder.

IN WITNESS WHEREOF, each Party hereto has caused this Supplemental Agreement to be executed by its duly authorized representative as of the date first above written.
J. ARON & COMPANY

By: /s/ Don J. Casturo
Title: Managing Director
Date: October 31, 2011

ALON REFINING KROTZ SPRINGS, INC.

By: /s/ Alan P. Moret
Title:Vice President of Supply
Date: October 31, 2011